Exhibit 99.4(b)

FEE WAIVER AGREEMENT

THIS FEE WAIVER AGREEMENT (the “Agreement”) is signed as of October 1, 2008 by Merrill Lynch Retirement Series Trust on behalf of Merrill Lynch Retirement Reserves Money Fund (the “Trust”) and BlackRock Investments, Inc., a Delaware corporation (the “Distributor”).

WHEREAS, the Trust and the Distributor have entered into a Distribution Plan pursuant to Rule 12b-1, dated October 1, 2008, whereby the Distributor agrees to act as the distributor and representative of the Trust in the offer and sale of Class II shares of beneficial interest (such shares of beneficial interest sold through the Distributor being referred to herein as the “Distributor Class II Shares”);

WHEREAS, pursuant to the provisions of Rule 12b-1 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), the Trust pays the Distributor a fee at the annual rate of 0.20% of average daily net asset value of the Distributor Class II Shares sold by the Distributor for distribution and to defray the expenses associated with the provision of marketing and advertising services by the Distributor to the Trust;

WHEREAS, the Distributor desires to waive the 12b-1 fee in its entirety;

WHEREAS, the Distributor understands and intends that the Trust will rely on this Fee Waiver Agreement in preparing a registration statement on Form N-1A and in accruing the expenses of the Trust for purposes of calculating net asset value and for other purposes, and expressly permits the Trust to do so; and

WHEREAS, the shareholders of the Trust will benefit from the ongoing waiver by incurring lower operating expenses than they would absent such waivers.

NOW, THEREFORE, the Distributor agrees to waive the 0.20% 12b-1 fee for the period of this Agreement.

This contractual fee waiver shall be effective through March 1, 2010 and for annual periods thereafter unless a Distributor shall notify the Trust of the termination of the contractual fee waiver not less than 30 days prior to the end of the then annual period.

IN WITNESS WHEREOF, the Distributor and the Trust have agreed to this Fee Waiver Agreement as of the day and year first above written.

BLACKROCK INVESTMENTS, INC.

By:	/s/ Anne Ackerley
Name: Anne Ackerley
Title: Managing Director

MERRILL LYNCH RETIREMENT SERIES TRUST

By:	/s/ Donald C. Burke
Name: Donald C. Burke
Title: Chief Executive Officer